EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN REPORTS PRELIMINARY RESULTS FOR EMOTE

Conference Call Scheduled for Friday, March 26 at 8:00 am Eastern

Denver, Colorado, March 25, 2004 — Myogen, Inc. (Nasdaq: MYOG) announced today preliminary results of EMOTE, a Phase III study of enoximone capsules in 201 patients with the most advanced stages of chronic heart failure who are dependent on intravenous (i.v.) inotrope therapy. The study was designed to evaluate enoximone capsules as effective treatment to wean patients off of i.v. inotrope therapy and potentially support the two ongoing Phase III pivotal studies, ESSENTIAL I & II.

Analysis of the primary endpoint, wean success at 30 days, demonstrated a wean success rate of 61% in the enoximone-treated group and 51% in the placebo-treated group. This difference did not reach statistical significance (p = 0.171). The key secondary endpoints, which also evaluated wean from i.v. inotrope therapy, but over time rather than at a fixed 30-day time point, were achieved, demonstrating a therapeutic benefit. The safety results demonstrated no statistical difference in serious adverse events or mortality between the groups receiving placebo or enoximone capsules. A total of 38/101 patients died in the enoximone treated group compared to 31/100 patients in the placebo treated group (p = 0.335).

The first secondary endpoint, time to death or re-initiation of i.v. inotrope therapy, a measure of wean success over time, demonstrated benefit in favor of enoximone versus placebo for the 60-day (p= 0.012), 75-day (p = 0.016) and 90-day (p = 0.041) periods, but not for the 182-day (p = 0.188) period. Mean total days on i.v. inotrope therapy over the course of the study, another secondary endpoint, were 28 days in the enoximone-treated group as compared to 49 days in the placebo-treated group (p = 0.049).

“The higher than expected placebo wean rate meant that it took longer to see the therapeutic benefit of enoximone than we had anticipated based on results from prior Phase II studies,” said Dr. Michael Bristow, Chief of Cardiology, University Colorado Health Sciences Center and Chief Science and Medical Officer of Myogen. “The data show that as patients progressed beyond 30 days, those patients weaned with placebo had to be re-initiated on i.v. inotrope therapy sooner and at a higher rate than patients weaned with enoximone. The effect of enoximone was more durable than anticipated, and that translated into a 43% reduction in the mean number of days that patients on enoximone required i.v. inotropes.”

“Although the primary endpoint was not achieved, given the results of these secondary endpoints, which are more comprehensive measures of wean success, I believe the objective of this study was achieved, namely, that enoximone capsules lowered the requirement for intravenous inotropes in patients with

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advanced chronic heart failure,” said J. William Freytag, Chairman, President and Chief Executive Officer of Myogen. “I am also encouraged by the safety results of this study.”

The Company plans to provide further details of EMOTE results after all data analyses are completed and will submit the data for presentation at a scientific meeting.

Conference Call

J. William Freytag, President and CEO, and other members of Myogen’s senior management will discuss the EMOTE results via webcast and conference call on Friday, March 26, 2004 at 8:00 am Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-219-6110 (domestic) or 303-262-2175 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, April 9, 2004. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The pass code is 575227#.

About Chronic Heart Failure

Chronic heart failure generally occurs in patients with a long history of uncontrolled high blood pressure or in patients that have suffered a heart attack or some other heart-damaging event. It is estimated that half of all patients with this disorder die within five years of diagnosis. CHF is one of the largest health problems in the developed world, with annual direct and indirect healthcare costs in the United States alone exceeding $24 billion. CHF therapeutics are a $14 billion market that is expected to grow to more than $22 billion in 2008.

As patients enter the advanced stages of chronic heart failure, Classes III and IV, their cardiac function deteriorates, leading to an accumulation of fluid in the lungs, referred to as pulmonary congestion. Eventually, pulmonary congestion and the resulting breathlessness and fatigue reach a critical point referred to as acute decompensated heart failure. At this point the patient must be hospitalized and treated with powerful i.v. diuretics, vasodilators and positive inotropes such as dobutamine, milrinone or Perfan I.V., all of which serve to increase the efficiency of the circulatory system, providing symptomatic relief. After stabilization and discharge from the hospital, patients often decompensate again within months and must be readmitted to the hospital for another round of i.v. treatment. As their disease progresses, the frequency of decompensation and hospitalization increases until patients must be maintained on continuous or intermittent treatment with these i.v. agents, which is both confining and costly.

About Enoximone

Enoximone is a small organic molecule that exhibits highly selective inhibition of type-III phosphodiesterase, or PDE-III, an enzyme that is present in the heart and plays an important regulatory role in cardiac function. PDE-III inhibitors block the action of this enzyme, increasing the force of contraction of the heart and increasing the rate of relaxation, thereby increasing cardiac output. Compounds that increase the force of contraction of the heart, like enoximone, are referred to as positive inotropes. Enoximone also causes vasodilation, an increase in the diameter of blood vessels, through its effects on smooth muscle cells that surround blood vessels, which results in lower pressure against which the heart must pump. Positive inotropy and vasodilation can both be therapeutically useful in the treatment of heart failure.

The on-going Phase III clinical program for enoximone capsules is designed to support registration of enoximone for the treatment of CHF in the United States and Europe. ESSENTIAL I & II, Myogen’s pivotal Phase III trials of enoximone, are expected to complete their treatment phase by the end of 2004.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product, Perfan I.V., in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone for the treatment of CHF, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of uncontrolled hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K filed on March 1, 2004. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by the results of its clinical trials and how those results are viewed by regulatory authorities, market acceptance of its products that receive regulatory approval, its effectiveness at managing its financial resources and collaborative relationships and difficulties or delays in its clinical trials. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

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